Exhibit 99.1

UTAH MEDICAL PRODUCTS, INC.

7043 South 300 West
Midvale, Utah  84047
Telephone: 801-566-1200
FAX: 801-566-2062
Nasdaq Symbol: UTMD
www.utahmed.com

PRESS RELEASE

Utah Medical Products, Inc. Reports Financial Performance for First Quarter 2018

Contact: Crystal Rios (801) 566-1200	April 26, 2018

Salt Lake City, Utah – In the first calendar quarter (1Q) of 2018, Utah Medical Products, Inc. (Nasdaq: UTMD) attained results consistent with achieving its financial goals for year 2018.

Summary of results.

The following is a summary comparison of 1Q 2018 with 1Q 2017 income statement measures:

Revenues (Sales):	+ 6%
Gross Profit (GP):	+ 6%
Operating Income (OI):	+ 5%
Net Income (NI):	+16%
Earnings Per Share (EPS):	+15%

Financial results were helped on the top line by a weaker USD and on the bottom line by a lower income tax rate.  Profit margins in 1Q 2018 compared to 1Q 2017 follow:

	1Q 2018 (JAN – MAR)	1Q 2017 (JAN – MAR)
Gross Profit Margin (gross profits/ sales):	63.6%	63.7%
Operating Income Margin (operating income/ sales):	45.7%	46.1%
EBT Margin (profits before income taxes/ sales):	46.0%	46.3%
Net Income Margin (profit after taxes/ sales):	37.6%	34.5%

Currencies in this release are denoted as $ or USD = U.S. Dollars; AUD = Australia Dollars; £ or GBP = UK Pound Sterling; C$ or CAD = Canadian Dollars; and € or EUR = Euros. Currency amounts throughout this report are in thousands, except per share amounts and where noted.

Because 33% of consolidated sales and 54% of consolidated operating expenses are in foreign currencies, the volatility of foreign currency exchange (FX) rates for sales and expenses outside the U.S. (OUS) continued to have an impact on period-to-period relative financial results. FX rates for income statement purposes are transaction-weighted averages. The average FX rates from the applicable foreign currency to USD during 1Q 2018 and 1Q 2017 follow:

	1Q 2018	1Q 2017	Change
GBP	1.391	1.239	+12.2%
EUR	1.226	1.065	+15.1%
AUD	0.786	0.760	+ 3.4%
CAD	0.791	0.755	+ 4.7%

The weighted average positive impact on all foreign currency sales was 12.5%, increasing reported USD sales by $340 relative to the same foreign currency sales at 1Q 2017 FX rates.  In constant currency terms, i.e. using the same FX rates as in 1Q 2017, total consolidated 1Q 2018 sales were up $288 (+3%).

Despite experiencing inflationary pressures on manufacturing costs, UTMD was able to maintain its GPM. UTMD's Operating Income Margin (OIM) was squeezed by the weaker USD.  For example, Identifiable Intangible Asset (IIA) amortization expense from the Femcare acquisition, which comprises a significant portion of General & Administrative (G&A) operating expenses, was the same in 1Q 2018 GBP as in 1Q 2017, but $61 higher in 1Q 2018 USD.

Income Before Tax (EBT) was consistent with OI as 1Q 2018 non-operating income was $37 compared to $26 in 1Q 2017. UTMD's Net Income Margin (NIM) substantially improved because UTMD's combined income tax provision rate in 1Q 2018 was only 18.3% of EBT compared to 25.6% in 1Q 2017. The primary reasons for the lower provision rate were two: 1) the lower U.S. Federal Income Tax rate, reduced to 21% from 34% as a result of the U.S. Tax Cuts and Jobs Act enacted in December 2017, and 2) substantial tax deductions in Ireland and the UK as a result of native currency translation losses on 1Q 2018 ending USD cash balances. The USD translation losses in Ireland and the UK do not affect UTMD's consolidated income statement except in accrued taxes.

UTMD's Balance Sheet, in the absence of debt, continued to strengthen. March 31, 2018 ending Cash and Investments were up $3.0 million and Stockholders' Equity was up $4.6 million in the three month period from December 31, 2017.  FX rates for Balance Sheet purposes are the applicable rates at the end of each reporting period. The FX rates from the applicable foreign currency to USD for assets and liabilities at the end of 1Q 2018 and the end of 1Q 2017 follow:

	3-31-18	3-31-17	Change
GBP	1.402	1.253	+11.9%
EUR	1.232	1.070	+15.1%
AUD	0.769	0.764	+ 0.6%
CAD	0.775	0.751	+ 3.3%

Sales.
Total consolidated 1Q 2018 UTMD sales were $627 (+6.1%) higher than in 1Q 2017. U.S. domestic sales were 1% higher and outside the U.S. (OUS) sales were 12% higher. Because of the relatively short span of time, results for any given three month period in comparison with a previous three month period may not be indicative of comparative results for the year as a whole.

Domestic sales in 1Q 2018 were $5,254 compared to $5,218 in 1Q 2017.  The components of domestic sales include 1) "direct sales" of UTMD's medical devices to user facilities (and med/surg stocking distributors for hospitals), 2) "OEM sales" of components and other products manufactured by UTMD for other medical device and non-medical device companies, and  3) sales of Filshie Clip System devices by UTMD's UK subsidiary, Femcare Ltd (Femcare), to CooperSurgical Inc. (CSI) for distribution in the U.S. under an exclusive distribution agreement between CSI and Femcare executed prior to UTMD's acquisition of Femcare in 2011.  Direct sales, representing 62% of total domestic sales, were $43 (1%) lower in 1Q 2018 than in 1Q 2017.  OEM sales, representing 17% of total domestic sales, were $131 (+17%) higher. CSI sales, representing 21% of 1Q 2018 total domestic sales, were $53 (4%) lower. CSI's current forecasts indicate that its purchases from Femcare will be lower for the remainder of 2018 than they were in 2017.

OUS sales in 1Q 2018 were $5,633 compared to $5,041 in 1Q 2017. OUS sales invoiced in GBP, EUR, AUD and CAD currencies were $340 (+12.5%) higher as a result of changes in FX rates shown above.  In other words, about 57% of the OUS sales increase was due to a weaker USD FX rate. The foreign currency OUS sales in 1Q 2018 were $3,614, which was 64% of all OUS sales and 33% of total consolidated sales.  Foreign currency OUS sales in 1Q 2017 were $2,486, which was 49% of all OUS sales and 24% of total consolidated sales.

Gross Profit (GP).
GP results from subtracting the costs of manufacturing and shipping products to customers. UTMD's GP was $387 (+5.9%) higher in 1Q 2018 than in 1Q 2017, consistent with the increase in revenues. The increased absorption of fixed overheads resulting from higher sales helped offset higher variable direct material and labor costs.

Operating Income (OI).
OI results from subtracting Operating Expenses (OE) from GP. OE, comprised of G&A expenses, S&M expenses and product development (R&D) expenses, were $1,952 in 1Q 2018 (17.9% of sales) compared to $1,811 in 1Q 2017 (17.7% of sales). The stronger OUS currencies expanded consolidated OE in USD, as 1Q 2018 OE of UTMD's foreign subsidiaries in the aggregate would have been $107 lower using 1Q 2017 FX rates.  In other words, constant currency OE in 1Q 2018 (17.5% of constant currency sales) were only $32 higher.

Consolidated G&A expenses were $1,429 (13.1% of sales) in 1Q 2018 compared to $1,312 (12.8% of sales) in 1Q 2017. The G&A expenses in 1Q 2018 included $555 (5.1% of sales) of non-cash expense from the amortization of identifiable intangible assets resulting from the Femcare acquisition, which were $494 (4.8% of sales) in 1Q 2017.  The higher USD amortization expense was the result of the weaker USD, as the amortization expense in GBP was £399 in both periods.

S&M expenses were $409 (3.8% of sales) in 1Q 2018 compared to $381 (3.7% of sales) in 1Q 2017.  The 1Q 2018 impact of FX rates on S&M expenses resulted in a $12 increase.  R&D expenses in 1Q 2018 were $113 (1.0% of sales) compared to $118 (1.2% of sales) in 1Q 2017. Since all R&D is being carried out in the U.S., there was no FX impact.

OI in 1Q 2018 was $4,971 compared to $4,725 in 1Q 2017 (5.2% higher), consistent with the increase in GP slightly diluted by higher OUS FX rates. As a result, UTMD's 1Q 2018 operating income margin (OIM), operating income divided by sales, was 45.7% compared to 46.1% in 1Q 2017.

Income Before Tax.
Income before income taxes (EBT) results from subtracting net non‑operating expense (NOE) or adding NOI from or to, as applicable, OI.  Consolidated 1Q 2018 EBT was $5,008 (46.0% of sales) compared to $4,750 (46.3% of sales) in 1Q 2017.  The $258 (+5.4%) higher 1Q 2018 EBT compared to 1Q 2017 was consistent with the higher revenues and slightly diluted profit margins due to the weaker USD.

NOE/NOI includes the combination of 1) expenses from loan interest and bank fees; 2) expenses or income from losses or gains from remeasuring the value of EUR cash bank balances in the UK, and GBP cash balances in Ireland, in USD terms; and 3) income from rent of underutilized property, investment income and royalties received from licensing the Company's technology. Negative NOE is NOI.  Net NOI in 1Q 2018 was $37 compared to $26 NOI in 1Q 2017.

The EBT of Utah Medical Products, Inc. in the U.S. was $2,252 in 1Q 2018 compared to $2,251 in 1Q 2017. The EBT of Utah Medical Products, Ltd (Ireland) was EUR 797 in 1Q 2018 compared to EUR 637 in 1Q 2017. The EBT of Femcare Group Ltd (Femcare-Nikomed, Ltd., UK and Femcare Australia) was GBP 1,063 in 1Q 2018 compared to GBP 1,161 in 1Q 2017. The 1Q 2018 EBT of Utah Medical Products Canada, Inc. (dba Femcare Canada) was CAD 471 in 1Q 2018 compared to CAD 496 in 1Q 2017.

Excluding the noncash effects of depreciation, amortization of intangible assets and stock option expense, 1Q 2018 consolidated EBT excluding the remeasured bank balance currency gain or loss and interest expense ("adjusted consolidated EBITDA") were $5,810 compared to $5,458 in 1Q 2017. Management believes that the 1Q 2018 operating performance provides a good start to achieving its financial objectives for the year 2018, as previously provided in its 2017 SEC 10-K Report.

Net Income (NI).
NI in 1Q 2018 of $4,092 was 15.7% higher than the NI of $3,536 in 1Q 2017. UTMD's net profit margin (NPM), NI divided by consolidated sales, was 37.6% in 1Q 2018 and 34.5% in 1Q 2017. The average consolidated income tax provisions (as a % of EBT) in 1Q 2018 and 1Q 2017 were 18.3% and 25.6% of EBT, respectively. The total tax savings as a result of the lower tax provision rate was $366.  Approximately $221, or about 60% of the lower provision, resulted from a lower corporate income tax rate in the U.S. enacted in December 2017. The remaining 40% of lower income tax provision emanated as a result of lower valued USD cash balances in the UK and Ireland when expressed in their native currencies, which results in a tax deduction in those sovereignties. Also helping was a lower corporate income tax rate in the UK in 1Q 2018 compared to 1Q 2017 (19% instead of 20%).

Earnings per share (EPS).
EPS in 1Q 2018 were 15.1% higher than in 1Q 2017. The combination of 15.7% higher NI and slightly higher diluted shares produced EPS of $1.092 in 1Q 2018 compared to $0.948 in 1Q 2017.

Diluted shares used to calculate EPS were 3,747,800 in 1Q 2018 compared to 3,728,000 in 1Q 2017 as a result of employee option exercises as well as a higher dilution factor for unexercised options due to a higher share price. No new options were awarded in 2017 or 2018 to-date. The number of shares added as a dilution factor in 1Q 2018 was 22,800 compared to 13,700 in 1Q 2017.

Outstanding UTMD shares at the end of 1Q 2018 were 3,727,600. The number of shares used for calculating earnings per share was higher than ending shares because of a time-weighted calculation of average outstanding shares plus dilution from unexercised employee and director options.  The total number of outstanding unexercised employee and outside director options at March 31, 2018 was 45,700 shares at an average exercise price of $45.93/ share, including shares awarded but not vested. This compares to 71,600 unexercised option shares outstanding at March 31, 2017 at an average exercise price of $46.91/ share.
During both 1Q 2018 and 1Q 2017, UTMD did not repurchase its shares in the open market. The Company retains the financial ability for repurchasing its shares when they seem undervalued. UTMD's closing share price at the end of 1Q 2018 was $98.85 compared to $81.40 at the end of calendar year 2017, and $62.30 at the end of 1Q 2017.

Balance Sheet.
At March 31, 2018 compared to a year earlier, UTMD cash and investments increased $12.2 million to $42.9 million despite a $1.5 million use of cash to refurbish its new UK facility, and cash payments of dividends to stockholders of $4.0 million. UTMD also used cash reserves to increase purchased material inventories without limited shelf life $0.5 million to help mitigate rising costs. At March 31, 2018, net Intangible Assets were 33.2% of total consolidated assets compared to 38.5% a year earlier. Stockholders' Equity increased $10.1 million after the reduction from payment of stockholder dividends.

As stockholders may recall, at the end of 2017, UTMD had accrued a $6,288 one-time tax liability (REPAT tax) on its foreign subsidiary cumulative earnings (E&P) per the U.S. "Tax Cuts and Jobs Act" (the Act) enacted in December 2017.  Under the Act, the Federal REPAT tax liability would be paid over eight years: 8% per year for the first five years, 15% in the sixth year, 20% in the seventh year and the remaining 25% in the eighth year.  As of December 31, 2017, the first 8% of the REPAT tax was included in current liabilities and the remaining 92% in long term liabilities on UTMD's balance sheet. Each REPAT tax payment is due annually on or before the tax return filing date, which was April 17, 2018 for the 2017 tax year. Consequently, the first REPAT tax payment was made in April 2018, and the March 31, 2018 balance is unchanged from December 31, 2017 with respect to the REPAT tax liability.

Further, UTMD assumed that the State of Utah would participate in collecting a REPAT tax since it uses Federal taxable income as a taxable income base. With no other information available, UTMD also assumed that the timing of the State REPAT tax payments would follow the Federal rule.  In late March 2018, the Utah legislature finally approved the same timing of payments, but failed to clarify the amount due. UTMD estimated and included in its 2017 accrual a State REPAT tax amount of $1,065, which is 5% of 50% of the cumulative E&P of its foreign subsidiaries, consistent with the State tax levied in 2005 under the Bush administration's special REPAT tax enactment. Although the State of Utah has yet to specify the amount of its levy, individuals in the State government have advised UTMD that they expect the same dividend tax treatment as in 2005.

The income statement impact of the entire estimated $6,288 REPAT tax was recognized in 4Q 2017 according to U.S. Generally Accepted Accounting Principles (US GAAP).  If the State of Utah finally determines an assessment significantly different, which could result in a total REPAT tax as much as $703 higher (due to deductibility of State income tax from Federal taxable income) if the E&P are considered normal income rather than a dividend for State income tax purposes, or as much as $703 lower if the State recognizes that the $1,065 is just a tax revenue windfall not related to Utah to which it is not morally entitled, UTMD may have to restate its 2017 income statement results and adjust its balance sheet liabilities accordingly. In management's view, none of this potential REPAT tax adjustment has anything to do with UTMD's 2018 financial performance.

Financial ratios as of March 31, 2018 which may be of interest to stockholders follow:

1)	Current Ratio = 10.4
2)	Days in Trade Receivables (based on 1Q 2018 sales activity) = 35
3)	Average Inventory Turns (based on 1Q 2018 CGS) = 2.9
4)	2018 YTD ROE (before dividends) = 20%

Investors are cautioned that this press release contains forward looking statements and that actual events may differ from those projected.  Risk factors that could cause results to differ materially from those projected include market acceptance of products, regulatory approvals of products, regulatory intervention in current operations, government intervention in healthcare in general, tax reforms, the Company's ability to efficiently manufacture, market and sell products, cybersecurity and foreign currency exchange rates, among other factors that have been and will be outlined in UTMD's public disclosure filings with the SEC.

Utah Medical Products, Inc., with particular interest in health care for women and their babies, develops, manufactures and markets a broad range of disposable and reusable specialty medical devices recognized by clinicians in over one hundred countries around the world as the standard for obtaining optimal long term outcomes for their patients.  For more information about Utah Medical Products, Inc., visit UTMD's website at www.utahmed.com.

Utah Medical Products, Inc.

INCOME STATEMENT, First Quarter ended March 31
(in thousands except Earnings Per Share)
	1Q 2018	1Q 2017	Percent Change
Net Sales	$10,887	$10,259	+6.1%
Gross Profit	6,922	6,535	+5.9%
Operating Income	4,971	4,725	+5.2%
Income Before Tax	5,008	4,750	+5.4%
Net Income	4,092	3,536	+15.7%
Earnings Per Share	$1.092	$0.948	+15.1%
Shares Outstanding (diluted)	3,748	3,728

BALANCE SHEET
(in thousands)	(unaudited) MAR 31, 2018	(audited) DEC 31, 2017	(unaudited) MAR 31, 2017
Assets
Cash & Investments	$42,925	$39,955	$30,743
Accounts & Other Receivables, Net	4,209	3,623	4,178
Inventories	5,559	5,244	4,764
Other Current Assets	426	366	830
Total Current Assets	53,119	49,188	40,515
Property & Equipment, Net	11,781	11,621	10,015
Intangible Assets, Net	32,288	31,936	31,638
Total Assets	$97,188	$92,745	$82,168

Liabilities & Stockholders' Equity
Accounts Payable	1,084	934	1,025
REPAT Tax Payable	503	503	-0-
Other Accrued Liabilities	3,533	3,843	4,341
Total Current Liabilities	5,120	5,280	5,366
Deferred Tax Liability – Intangibles Long Term REPAT Tax Payable	3,111 5,785	3,102 5,785	3,160 -0-
Deferred Income Taxes	486	456	1,103
Stockholders' Equity	82,686	78,122	72,539
Total Liabilities & Stockholders' Equity	$97,188	$92,745	$82,168